Exhibit 99.1

                DRS Technologies Reports First Quarter
                               Results


    PARSIPPANY, N.J.--(BUSINESS WIRE)--Aug. 9, 2007--DRS Technologies, Inc. (NYSE: DRS) today reported financial results for the first quarter of fiscal 2008, which ended June 30, 2007.

    For the three-month period, the company posted record first quarter revenues, reflecting strong organic growth, and record first quarter bookings. As announced on July 27, 2007, profitability for the quarter was impacted by a $36.8 million pretax charge on the company's Thermal Weapon Sights II (TWS II) program, due primarily to the cost of procuring new material following recent design modifications and the write-off of existing inventory that can no longer be used on the program. The company said it is committed to satisfying the requirements of the customers and users of this product. DRS expects to resume product shipments of the TWS II during its fiscal second quarter ending September 30, 2007.

    Consolidated revenues for the first quarter of fiscal 2008 were $735.6 million, 17 percent higher than revenues of $630.3 million for the same quarter last fiscal year. The increase was attributable entirely to organic revenue growth, with higher sales reported in each of the company's operating segments.

    Fiscal 2008 first quarter operating income of $31.3 million includes the $36.8 million pretax charge discussed above. The operating margin (operating income as a percentage of revenues) for the fiscal 2008 three-month period was 4.3 percent after giving effect to the charge. Without the adverse impact from the pretax charge, the company would have reported operating income of $68.1 million and an operating margin of 9.3 percent for the first quarter of fiscal 2008, compared with last year's first quarter operating income of $65.0 million and operating margin of 10.3 percent.

    "Before giving effect to the charge, DRS generated strong first quarter operating income of $68.1 million and diluted earnings per share (EPS) of $0.60, 15 percent above diluted EPS for the same quarter last year," said Mark S. Newman, DRS Technologies' chairman, president and chief executive officer. "Coupled with record first quarter revenues in each of operating segments, strong demand for our products and services, and a healthy level of funded backlog, results excluding the TWS II provision demonstrate the overall strength and diversity of our business base."

    Earnings before interest, taxes, depreciation and amortization (EBITDA) were $49.3 million for the fiscal 2008 first quarter, compared with EBITDA of $83.6 million for the first quarter a year earlier. EBITDA as a percentage of revenues was 6.7 percent, compared with 13.3 percent a year ago, reflecting the impact of the pretax charge.

    Interest and related expenses for the first quarter of fiscal 2008 were $28.7 million, compared with $29.9 million a year ago. The decrease was due to lower average borrowings outstanding associated with financing the Engineered Support Systems acquisition, completed in the last quarter of fiscal 2006.

    The effective income tax rate for the initial quarter of fiscal 2008 was approximately 37 percent, compared with approximately 39 percent for the same period last fiscal year.

    Net earnings of $1.7 million for the first three months of fiscal 2008 were reduced by the TWS II charge discussed earlier, which amounted to $23.2 million after taxes. Excluding the after-tax charge, the company would have reported net earnings of $24.9 million for the first quarter of fiscal 2008, 17 percent higher than net earnings of $21.3 million for the same period in fiscal 2007. Diluted EPS of $0.04 for the fiscal 2008 first quarter was based on 41.3 million weighted average diluted shares outstanding. Without the effect of the after-tax charge, the company would have reported diluted EPS of $0.60 for the fiscal 2008 first quarter, a 15 percent improvement over diluted EPS of $0.52 on 40.7 million weighted average diluted shares outstanding for same period a year earlier.

    Net cash provided by operating activities for the first quarter of fiscal 2008 was $0.5 million, a 102 percent improvement over the negative $25.9 million reported for the fiscal 2007 first quarter. Free cash flow (net cash provided by operating activities less capital expenditures) was a negative $13.4 million for the first quarter of fiscal 2008, a 66 percent improvement over the negative $39 million for the first quarter in the prior fiscal year. The major factors contributing to the improved cash flow performance in the quarter included decreases in accounts receivable and prepaid expenses, partially offset by a decrease in accounts payable and an increase in inventory. Fiscal 2008 first quarter capital expenditures were $13.9 million, essentially flat with the same quarter last year. The company said that it expects to generate positive free cash flow as the year progresses.

    New Contract Awards and Backlog

    DRS secured a first quarter record of $939.5 million in new orders for products and services during the fiscal 2008 three-month period, 20 percent above bookings of $782.1 million for the comparable prior-year period and a 36 percent rise sequentially above the fourth quarter of fiscal 2007. Funded backlog at June 30, 2007 of $3.26 billion was 27 percent above funded backlog of $2.56 billion at the same time last year.

    The company's C4I Segment booked $426.9 million in new contracts during the first quarter of fiscal 2008, including:

    -- $73 million to provide embedded and off-board test and diagnostic systems, reflecting significant awards under the Army's M1A1 Abrams Integrated Management (AIM) program and the Direct Support Electrical System Test Sets (DSESTS) program;

    -- $72 million to provide electronic manufacturing services, the most significant orders associated with production of the U.S. Navy's AN/UYQ-70 Advanced Display Systems installed on U.S. Navy ships, submarines and aircraft and with cable assembly and production of U.S. Army Bradley Fighting Vehicles;

    -- $50 million to provide Naval and industrial power products primarily associated with U.S. Navy nuclear ship power generation, and Navy power control and distribution systems for aircraft carriers, other surface ships, including the new DDG-1000, and submarines;

    -- $48 million to provide data collection, secure communications and processing equipment, including receivers, tuners, antennae, radios, signal processing systems and recorders supporting U.S. intelligence operations;

    -- $34 million primarily for battlefield digitization systems, the largest order associated with a multi-year U.S. Army contract to produce rugged Applique Computer Systems to support the Blue Force Tracking requirements of the Force XXI Battle Command, Brigade and Below (FBCB2) program;

    -- $28 million for air combat test and training, electronic warfare simulation and range instrumentation systems, the most significant awards associated with a U.S. Air Force combat training system program and unmanned threat emitter programs;

    -- $23 million to provide control systems, the most significant contract associated with supporting the Vertical Launch System on U.S. Navy ships;

    -- $23 million to produce Driver Vision Enhancer (DVE) A-Kits for a wide range of frontline U.S. Army and Marine Corps tactical combat vehicles;

    -- $22 million to produce Dual Tube-launched Optically-tracked Wire-guided (TOW) Missile Launchers for the U.S. Army;

    -- $13 million for underwater threat detection systems, primarily related to next- generation naval integrated sonar sensing and processing systems; and

    -- $11 million for avionic systems and unmanned vehicles, the most significant orders associated with the company's
        Sentry(R) Unmanned Aerial Vehicle line for special operations applications.

    New contracts awarded to the company's Reconnaissance, Surveillance & Target Acquisition (RSTA) Segment during the first quarter of fiscal 2008 were valued at $196.8 million and included:

    -- $75 million for ground-based thermal imaging systems, the largest orders associated with ground vehicle electro-optical systems for the U.S. Army's Improved Bradley Acquisition System (IBAS) program and Long Range Scout Surveillance System (LRAS3) program;

    -- $59 million for sensor sighting and targeting products utilizing uncooled infrared technology, the largest awards related to the multi-year U.S. Army Driver Vision Enhancers
        (DVE) program; and

    -- $48 million to produce airborne thermal imaging systems and Forward Looking Infrared (FLIR) sensors, the most significant contracts related to supporting the Mast Mounted Sights on the U.S. Army's OH-58D Kiowa Warrior helicopters.

    For the first three months of fiscal 2008, the company's
Sustainment Systems Segment booked contracts valued at $130.8 million, including:

    -- $47 million for radar and electronics systems, the most significant contracts associated with producing detection and collection products for biohazard detection operations at certain government agency facilities across the country;

    -- $40 million for power generators and power supplies, the largest awards associated with Tactical Quiet Generators for the U.S. Army and other government agencies;

    -- $26 million for military support equipment, including equipment transport trailers, mobile support systems, refrigerated containers and shelters. The largest awards related to mobile shelters and the 60K Tunner Aircraft Cargo Loader/Transporter for the U.S. Air Force; and

    -- $9 million for environmental systems, the largest order to support the electronic equipment and personnel of the Minuteman III Intercontinental Ballistic Missile (ICBM) launch and missile alert facilities.

    The company's Technical Services Segment booked contracts valued at $185.0 million during the fiscal 2008 first quarter, including:

    -- $124 million for communications products and services, including telecommunications, satellite communications, network administration and technical support services for military and government intelligence applications.

    The largest awards were associated with the U.S. Army's multimedia Defense Communications and Army Transmission Systems (DCATS) program and Defense Information System Network Satellite Transmission Service
- Global (DSTS-G) program to provide satellite communication transmission services to the Department of Defense; and

    -- $57 million for engineering and logistics support services, the most significant orders related to providing add-on vehicle armor for the cabs of commercial trucks.

    Balance Sheet Highlights

    At June 30, 2007, the company had $34.1 million in cash and cash equivalents, compared with $95.8 million at March 31, 2007, the company's fiscal 2007 year end. Lower cash and cash equivalents at the end of the first quarter of fiscal 2008 reflected utilization of approximately $50 million in cash for prepaying the company's long-term debt.

    Total debt at June 30, 2007 was $1.74 billion. The company had no borrowings against its revolving credit facility at June 30, 2007. Stockholders' equity increased to $1.51 billion at the end of the first quarter of fiscal 2008, compared with $1.50 billion at March 31, 2007.

    First Quarter Segment Results

    DRS's C4I Segment achieved record first quarter results across all metrics, reporting higher revenues, operating income, operating margin, bookings and funded backlog for the three-month period ended June 30, 2007, compared with the same quarter last year. Revenues of $298.4 million were 10 percent higher than sales of $270.3 million posted for same quarter in fiscal 2007, reflecting increases primarily in the segment's tactical computer systems, intelligence technologies and shipboard weapons control systems product lines. Operating income was $31.9 million, a 15 percent improvement over operating income of $27.7 million for last year's first quarter, reflecting a higher operating margin of 10.7 percent, compared with 10.2 percent for the same period last year. New funded orders for products and services received during the fiscal 2008 first quarter were $426.9 million, up 24 percent from $345.4 million for the same period a year earlier, which contributed to a record funded backlog of $1.26 billion at June 30, 2007, 17 percent higher than the same time last year.

    Results for the company's RSTA Segment for the first quarter of fiscal 2008 included higher revenues, bookings and backlog, as well as an operating loss due to the charge taken on the TWS II program, discussed previously. Revenues of $153.6 million were up 32 percent from sales of $116.6 million in the previous fiscal year's first quarter. The increase in sales was due to higher shipments in the segment's ground vehicle sighting and targeting systems product lines. The segment recorded an operating loss of $21.1 million, compared with $13.0 million in operating income reported for the same quarter a year earlier. New orders of $196.8 million during the first three months of fiscal 2008 were 25 percent above bookings of $157.0 million a year ago and contributed to a funded backlog of $1.05 billion at June 30, 2007, 40 percent higher than funded backlog at the same time a year earlier.

    DRS's Sustainment Systems Segment reported a rise in revenues, bookings and funded backlog for the three-month period ended June 30, 2007, compared with the same prior-year period. Fiscal 2008 first quarter revenues of $108.0 million were 25 percent higher than the same period a year ago. The increase in sales was the result of higher shipments primarily in the segment's power generator, radar system, environmental system and other defense systems product lines. The segment's operating income of $10.2 million, compared with $11.4 million for the first quarter of fiscal 2007, reflected a 9.5 percent operating margin. The decrease in the fiscal 2008 first quarter was attributable primarily to cost growth in certain mobile military environmental system product lines. The segment secured new contracts valued at $130.8 million during the first quarter of fiscal 2008 and reported funded backlog of $509.0 million at June 30, 2007, 35 percent higher than funded backlog of $378.1 million at the same time a year ago.

    Fiscal 2008 first quarter results for the company's Technical Services Segment included higher revenues and funded backlog. The segment's fiscal 2008 first quarter revenues of $175.6 million were 12 percent above sales from the same period last year. The increase was due to higher revenues generated by the segment's communications products and services business lines, including telecommunications, satellite communications, network administration and technical support services for military and government intelligence applications. Operating income of $10.5 million reflected an operating margin of 6.0 percent, compared with operating income of $13.3 million and an operating margin of 8.5 percent for last year's first quarter. Fiscal 2008 first quarter profitability was partially offset as a result of cost growth on a certain military parts supply program associated with the segment's engineering and logistics support services. New orders received in the fiscal 2008 first quarter were valued at $185.0 million, contributing to a record funded backlog at June 30, 2007 of $432.3 million, up 22 percent from $352.9 million at the same time last year.

    Outlook

    The company reiterated its fiscal 2008 guidance for revenues and diluted EPS issued on July 27, 2007 and today updated its estimates on other metrics, as indicated in the table below. DRS's recently increased fiscal 2008 guidance for revenues represents approximately 8 to 10 percent organic growth over fiscal 2007 revenues. The revised fiscal 2008 diluted EPS estimate of $3.00 to $3.10 reflects the adverse impact of the TWS II provision mentioned earlier, significantly offset by the benefit of higher revenues, planned operating improvements, an estimated $11.7 million curtailment gain during the second quarter of fiscal 2008 from one of the company's benefit plans and a lower effective income tax rate:



                                      FY2008 Financial Guidance
                                      --------------------------------
Revenues                              $3.05 billion to $3.10 billion
Operating Margin                      Better than 10%
Interest Expense                      $115 million to $117 million
Effective Income Tax Rate             Approximately 37%
Diluted EPS                           $3.00 to $3.10
Weighted Average Diluted Shares
 Outstanding                          41.8 million
Capital Expenditures                  $70 million to $90 million
Free Cash Flow                        $100 million to $120 million


    "DRS closed the first quarter with a strong book-to-bill ratio of approximately 1.3 to 1 and a diversified, well-funded backlog, which is providing a strong foundation for business growth in the new fiscal year," added Mr. Newman. "The government's fiscal 2008 defense budget process to date is revealing strong bipartisan support for many of the programs with which we are involved, as well as strong awareness of the longer-term initiatives necessary to address future critical defense and national security issues. As a result, we continue to see many opportunities to apply our products, services and technologies to the challenges facing our military, government intelligence and homeland security customers."

    DRS Technologies, headquartered in Parsippany, New Jersey, is a leading supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. The company employs approximately 10,000 people.

    For more information about DRS Technologies, please visit the company's web site at www.drs.com.

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to DRS Technologies' expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "could," "should," "would," "believe," "estimate," "contemplate," "possible" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. Such forward-looking statements speak only as of the date on which they were made, and the Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

    Note to Investors:

    DRS Technologies will host a conference call in conjunction with this news release, which simultaneously will be broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, investor relations, will host the call, which is scheduled for today, Thursday, August 9, 2007 at 9:00 a.m. EDT. Listeners can access the call live and archived by visiting the Investor Info page of DRS's web site at http://www.drs.com or by visiting Thomson Financial's institutional investor site at http://www.streetevents.com or individual investor center at http://www.earnings.com. Please allow 15 minutes prior to the call to visit one of these sites and download and install any necessary audio software.



               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
    CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA (UNAUDITED)
                 (Millions Except Earnings per Share)

                                          Three Months Ended June 30,
                                          ----------------------------
                                               2007          2006
                                          -------------- -------------
Revenues                                    $      735.6   $     630.3
Costs and Expenses                          $      667.5   $     565.3
Pretax Operating Charge(1)                  $       36.8   $         -
Operating Income(1)                         $       31.3   $      65.0
Interest and Related Expenses               $       28.7   $      29.9
Earnings before Income Taxes                $        2.6   $      34.8
Income Tax Expense                          $        0.9   $      13.5
Net Earnings(2)                             $        1.7   $      21.3
Earnings per Share:(2)
   Basic(2)                                 $        .04   $       .54
   Diluted(2)                               $        .04   $       .52

Weighted Average Number of Shares of
 Common Stock Outstanding:
   Basic                                            40.4          39.7
   Diluted                                          41.3          40.7

1 Fiscal 2008 first quarter results include the impact of a $36.8 million pretax charge on the Thermal Weapon Sights II program.

2 Fiscal 2008 first quarter net earnings and earnings per share include the impact of an after-tax charge of $23.2 million and $0.56 per share, respectively, on the Thermal Weapon Sights II program.




               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                 NON-GAAP FINANCIAL DATA (UNAUDITED)
                             ($ Millions)

                                           Three Months Ended June 30,
                                           ---------------------------
                                               2007          2006
                                           ------------- -------------
Reconciliation of Non-GAAP Financial Data:
   Net Earnings(1)                          $        1.7  $       21.3
   Income Taxes                                      0.9          13.5
   Interest Income                                 (0.5)         (0.2)
   Interest and Related Expenses                    28.7          29.9
   Amortization and Depreciation                    18.5          19.1
                                           ------------- -------------
   EBITDA(2)                                $       49.3  $       83.6
   Income Taxes                                    (0.9)        (13.5)
   Interest Income                                   0.5           0.2
   Interest and Related Expenses                  (28.7)        (29.9)
   Deferred Income Taxes                           (0.9)           0.5
   Changes in Assets and Liabilities, Net
    of Effects from Business Combinations
    and Divestitures                              (59.5)        (71.8)
   Other, Net                                       40.7           5.0
                                           ------------- -------------
   Net Cash Provided by Operating
    Activities                              $        0.5  $     (25.9)
   Capital Expenditures                           (13.9)        (13.1)
                                           ------------- -------------
   Free Cash Flow(3)                        $     (13.4)  $     (39.0)


1 Fiscal 2008 first quarter net earnings include the impact of an after-tax charge of $23.2 million on the Thermal Weapon Sights II program.

2 The Company defines EBITDA as net earnings before net interest and related expenses (primarily the amortization and write-off of debt premium and issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. The preceding tables present the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or net cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, business acquisitions and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, and income taxes. EBITDA, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

3 The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses, and making other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.




                                           Three Months Ended June 30,
                                           ---------------------------
                                               2007          2006
                                           ------------- -------------
Organic Growth Calculation:
   Total Revenues                           $      735.6  $      630.3
   Less Revenues from Acquisitions Prior
    to Being Owned a Full Year                         -             -
                                           ------------- -------------
   Organic Revenues                         $      735.6  $      630.3

   Organic Revenue Growth(1)                       16.7%

1 Certain investors consider organic revenue growth to bean important metric in assessing a company's reported revenues from period to period. We define organic revenues as revenues recorded by DRS's subsidiaries once they are owned by the Company for at least twelve months and exclude revenues of divested and discontinued subsidiaries for all periods. Organic growth, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading, unless all entities calculate and define organic growth in the same manner.




               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
       RECONCILIATION OF GAAP TO NON-GAAP MEASURES (UNAUDITED)
                 (Millions Except Earnings per Share)

                                           Three Months Ended June 30,
                                           ---------------------------
                                               2007          2006
                                           ------------- -------------
Operating Income                            $       31.3  $       65.0
Pretax Operating Charge1                            36.8             -
                                           ------------- -------------
Adjusted Operating Income Excluding Pretax
 Operating Charge(2)                        $       68.1  $       65.0

Net Earnings                                $        1.7  $       21.3
After-Tax Charge1                                   23.2             -
                                           ------------- -------------
Adjusted Net Earnings Excluding After-Tax
 Charge(2)                                  $       24.9  $       21.3

Diluted Earnings per Share                  $        .04  $        .52
After-Tax Charge1                                    .56             -
                                           ------------- -------------
Adjusted Diluted Earnings per Share
 Excluding After-Tax Charge(2)              $        .60  $        .52

1 The Company recorded a $36.8 million pretax charge to operating income in the first quarter of fiscal 2008 on the Thermal Weapon
 Sights II program, resulting in a $23.2 million after-tax charge to net earnings, or $0.56 per diluted share.

2 The Company discloses adjusted operating income, net earnings and diluted EPS excluding the impact of the TWS II charge because the charge included in GAAP operating income, net earnings and diluted EPS may not be indicative of ongoing operational results or may affect the comparability of results between periods. The Company believes that the non-GAAP measures provide additional and meaningful assessments of the Company's ongoing operating performance. The Company believes that the most directly comparable GAAP financial measures to adjusted operating income, net earnings and diluted EPS are operating income, net earnings and diluted EPS, and that adjusted operating income, net earnings and diluted EPS are not substitutes for the comparable GAAP amounts. Adjusted operating income, net earnings and diluted EPS, as we define them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define adjusted operating income, net earnings and diluted EPS in the same manner.




               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
              FIRST QUARTER SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                          Three Months Ended June 30,
                                          ----------------------------
                                               2007         2006(1)
                                          -------------- -------------

Revenues
C4I Segment                                $       298.4  $      270.3
RSTA Segment                                       153.6         116.6
Sustainment Systems Segment                        108.0          86.6
Technical Services Segment                         175.6         156.8
----------------------------------------------------------------------
Consolidated                               $       735.6  $      630.3
----------------------------------------------------------------------

Operating Income (Loss)
C4I Segment                                $        31.9  $       27.7
RSTA Segment2                                     (21.1)          13.0
Sustainment Systems Segment                         10.2          11.4
Technical Services Segment                          10.5          13.3
Other                                              (0.2)         (0.4)
----------------------------------------------------------------------
Consolidated                               $        31.3  $       65.0
----------------------------------------------------------------------

Operating Margin
C4I Segment                                        10.7%         10.2%
RSTA Segment(2)                                  (13.8)%         11.1%
Sustainment Systems Segment                         9.5%         13.2%
Technical Services Segment                          6.0%          8.5%
Consolidated                                        4.3%         10.3%
----------------------------------------------------------------------

Bookings
C4I Segment                                $       426.9  $      345.4
RSTA Segment                                       196.8         157.0
Sustainment Systems Segment                        130.8          82.8
Technical Services Segment                         185.0         196.9
----------------------------------------------------------------------
Consolidated                               $       939.5  $      782.1
----------------------------------------------------------------------

Backlog
C4I Segment                                $     1,262.5  $    1,076.5
RSTA Segment                                     1,053.1         752.9
Sustainment Systems Segment                        509.0         378.1
Technical Services Segment                         432.3         352.9
----------------------------------------------------------------------
Consolidated                               $     3,256.9  $    2,560.4
----------------------------------------------------------------------

1 Fiscal 2007 first quarter results were adjusted to reflect the realignment of the Company's operations into four segments, as announced on October 2, 2006.

 2 Fiscal 2008 first quarter results include the impact of a $36.8 million pretax charge on the Thermal Weapon Sights II program.




               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
        CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
                            ($ Thousands)

                                                  June 30,  March 31,
                                                    2007       2007
                                                 ---------- ----------
Assets
Cash and Cash Equivalents                        $   34,113 $   95,833
Other Current Assets                                995,286  1,029,829
----------------------------------------------------------------------
Total Current Assets                              1,029,399  1,125,662
----------------------------------------------------------------------
Property, Plant and Equipment, Net                  233,919    231,206
Goodwill, Intangibles and Other Assets            2,855,853  2,857,842
----------------------------------------------------------------------
Total Assets                                     $4,119,171 $4,214,710
----------------------------------------------------------------------

Liabilities and Stockholders' Equity
Current Installments of Long-Term Debt           $    5,353 $    5,161
Accounts Payable and Other Current Liabilities      706,865    765,371
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Total Current Liabilities                           712,218    770,532
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Long-Term Debt, Excluding Current Installments    1,732,102  1,783,046
Other Liabilities                                   161,113    158,682
Stockholders' Equity                              1,513,738  1,502,450
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Total Liabilities and Stockholders' Equity       $4,119,171 $4,214,710
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    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500